Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Veeva Systems Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-191760, 333-194639, 333-203159, 333-210509, 333-217040, and 333-224040) on Form S-8 of Veeva Systems Inc. of our report dated March 28, 2019, with respect to the consolidated balance sheets of Veeva Systems Inc. as of January 31, 2019 and 2018, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2019, and the related notes to the consolidated financial statements, and the effectiveness of internal control over financial reporting as of January 31, 2019, which report appears in the January 31, 2019 annual report on Form 10‑K of Veeva Systems Inc.

Our report on the consolidated financial statements contains an explanatory paragraph that states the Company has changed its method of accounting for revenue from contracts with customers and accounting for sales commissions due to the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers.

/s/ KPMG LLP

Santa Clara, California
March 28, 2019